UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

JBI, INC.
(Exact Name Of Registrant As Specified In Charter)

Nevada	000-52444	20-4924000
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

500 Technology Square Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

(905) 354-7222
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South, 2nd Floor
Manalapan, NJ, 07726
Tel No.: (732) 409-1212
Fax No.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 12, 2010, the Board of Directors of JBI, Inc., (the “Company”) appointed Ms. Amy Bradshaw, Mr. John Wesson, Mr. Theodore J. Henry and Dr. Jacob Smith to the Company’s board of directors.

Amy Bradshaw, age 35, Ms. Bradshaw is a career businesswoman with experience in the consulting and industry.  Ms. Bradshaw has contributed and managed in a variety of corporate functions including accounting, finance, purchasing, professional services and marketing.  Her previous employers include PricewaterhouseCoopers, Arthur Andersen and Cerner Corporation. Among her accomplishments, Amy managed a $65 million business unit that experienced growth in revenue, margin and operating income while under her leadership.

Ms. Bradshaw completed her undergraduate studies at Miami University.  Graduating magna cum laude, Amy earned dual bachelor degrees in Manufacturing Engineering and Accountancy.  She went on to become a Certified Public Accountant and maintains membership in the American Institute of Certified Public Accountants.  Ms. Bradshaw completed her MBA at the University of Virginia's Darden School of Business.

John Wesson, Age 56, John M. Wesson, a 1980 graduate from Drew University, Madison, N.J. with a  B.A., Psychology and Minor – Ethics.  John is a professional Banker / Branch Manager and a BSA Associate (Bank Secrecy Act) at Bank Leumi USA in New York City. Given this designation, he works closely with such regulatory agencies as FINCEN (Financial Crimes Enforcement Network) and Treasury (OFAC).

John has a progressive record of achievements in the Banking industry and an in-depth understanding of Regulatory Compliance (Patriot Act, FDIC), BSA (Bank Secrecy Act), AML (Anti Money Laundering), and Legality issues.

Additionally, Mr. Wesson has an exemplary military background, employing sound leadership skills.  He served in Army Security Agency 1972 to 1976, on loan to the National Security Agency and then served 2 years in inactive reserves. John continued his military service by serving in the Regular Army, Military Intelligence from 1986 to 1991. He was deployed to serve 6 months in Kuwait & Iraq during Desert Storm, as Squad Leader. From 1989 to 1991, Mr. Wesson was on loan to National Security Agency.

Theodore J. Henry, Age 41, Theodore J. Henry, graduated Magna cum Laude in 1990 from Loyola College of Maryland with a B.S. in Biology.  Mr. Henry then received his Masters in Toxicology in 1996 from the University of Maryland, Baltimore, graduating Summa cum Laude.

As an environmental consultant, Ted worked as a technical advisor to community organizations participating in the cleanup of contaminated sites and developed community involvement programs for government entities looking to proactively involve stakeholders affected by contamination and the cumbersome cleanup process.  During this time, he worked closely with a variety of government and regulatory agencies, including the U.S. Environmental Protection Agency, U.S. Department of Defense and several state health and environmental agencies, and served on a variety of advisory and policy development boards and workgroups, including several on which he served in a volunteer capacity for multiple years.

Dr. Jacob Smith, age 54, Dr. Smith for the previous three years has served as an instructor in Business, Biology, and Healthcare at Davenport University, Livonia, Michigan, conducting courses in Management, Microeconomics, Macroeconomics,  Healthcare, Biology, Anatomy, and Physiology. From 2000-2006 he served as a Medical/Surgical Resident.  He obtained and managed $8 million of federal funds while prioritizing HIV/AIDS care services and developing a comprehensive strategic long- range plan for Southeastern Michigan HIV/AIDS Council. During this time, he also managed and conducted clinical trial research.

Dr. Smith received a Master's Degree from the University Of Chicago and Doctor-Medical from Michigan State University in 2002.  He obtained Certificates from Cambridge University in 2006 and the National Institute of Health/FDA in 2007.  Business Certificates were received from Oxford University in 2007 and Harvard University in 2009.  Dr. Smith then received an MBA from Ashford University in 2009.

Family Relationships

There are no family relationships between any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

There are no family relationships between the Company’s and any of it directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release
99.2 Press Release
99.3 Press Release
99.4 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

JBI, INC.

Date: February 12, 2010	By:	/s/ John Bordynuik
John Bordynuik
President & Chief Executive Officer